Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-203857 and 333-140152) of Martin Midstream Partners L.P. of our report dated March 30, 2016 relating to the financial statements of West Texas LPG Pipeline Limited Partnership, which appears in the Martin Midstream Partners L.P. Annual Report on Form 10-K/A for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
June 13, 2017